UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2005

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

On January 31, 2005, Fannie Mae announced the retirement of Louis W. Hoyes, Executive Vice President for Single-Family Mortgage Business. A copy of the announcement is submitted with this report as Exhibit 99.1.

In accordance with the terms of Fannie Mae’s employee benefit plans applicable to retirees over the age of 55, Mr. Hoyes, who was an executive officer of Fannie Mae, is entitled to receive the compensation and benefits described below. Mr. Hoyes will not receive any termination benefits other than those benefits generally available under Fannie Mae’s plans and policies to retirees of his age and with his years of service.

· Stock options. As of January 31, 2005, Mr. Hoyes held vested and exercisable options to purchase a total of 203,044 shares of common stock at exercise prices ranging from $39.44 to $80.95 per share. Based on the closing price of Fannie Mae’s common stock on January 31, 2005 of $64.55, the market price of the shares underlying these options exceeded the exercise price by an aggregate of $311,070. Upon Mr. Hoyes’ retirement, options to purchase an additional 99,741 shares at prices ranging from $69.43 to $80.95 per share were canceled. Under Fannie Mae’s stock compensation plans, all options held at the time of retirement by any option holder who is at least 55 years old and who has at least 5 years of service with Fannie Mae remain exercisable until their initial expiration date, which is generally 10 years after grant. As a result, Mr. Hoyes’ vested options will expire between November 2006 and January 2014.

· Performance Share Payouts. As a member of Fannie Mae’s senior management, Mr. Hoyes has received annual awards entitling him to receive shares of common stock in amounts based upon and subject to Fannie Mae's meeting corporate performance objectives over three-year periods. Generally, the Compensation Committee of Fannie Mae’s Board determines in January of the year following completion of the cycle the number of shares of common stock each awardee is entitled to receive, and the shares are paid out to current executives in two annual installments. For the performance cycle completed in 2003, Mr. Hoyes was determined in January 2004 to be entitled to receive 23,850 shares, of which he has not yet been paid 11,925 shares. As previously announced, Fannie Mae will restate its previously issued financial statements. Accordingly, Fannie Mae’s Board and Compensation Committee have determined to defer consideration of and payment of unpaid performance shares for the cycles completed on December 31, 2003 and 2004 until reliable financial data for the relevant periods are available. For the cycles concluding in 2004 and 2005, Mr. Hoyes was granted awards that would result in his receipt of 19,431 shares and 21,725 shares, respectively, if the target goals are met. If the targets are not met for a cycle, he would still receive shares, in a proportionally reduced amount, so long as the target was at least 40% met. If the targets are exceeded for a cycle, the number of shares would be proportionally increased, but not above 150%. Because Mr. Hoyes is leaving during the cycle concluding in 2005, the number of shares he may receive for such cycle will be reduced on a pro rata basis based on his length of service during the cycle. As a result of his retirement, Mr. Hoyes will not be eligible to receive shares for the performance cycle concluding in 2006, for which he was awarded a grant with a target of 24,172 shares.

· Pension plans. Under Fannie Mae’s pension plans, estimated monthly payments of approximately $11,110 will be payable during the lives of Mr. Hoyes and his surviving spouse.

· Payout of compensation that Mr. Hoyes previously earned and deferred under Fannie Mae’s deferred compensation plans. Under company plans, Mr. Hoyes elected to defer the receipt of earned salary and other compensation. The plans permit participants to invest the deferred compensation in various hypothetical portfolios, all of which are tied to the performance of mutual funds available in the market. As of December 31, 2004, Mr. Hoyes’ deferred balance was approximately $3.3 million. In accordance with elections he previously made, Mr. Hoyes received approximately $3.2 million of this amount in a lump sum payment upon his separation, and the balance will be paid to him in January 2012. Pending payout, deferred amounts will be allocated by Mr. Hoyes among the hypothetical investment options in accordance with the plans and will receive a corresponding rate of return.

· Medical coverage. Mr. Hoyes is entitled to participate in the medical coverage plan available to Fannie Mae retirees having the required years of service at a reduced cost offered to such retirees.

· Life insurance. Consistent with Fannie Mae’s executive life insurance program, Fannie Mae will provide a life insurance policy for Mr. Hoyes with a death benefit of $2 million through January 2008, and an estimated benefit of $1 million thereafter.

· Retirement savings plan. Mr. Hoyes will receive retirement savings he has accumulated in the company’s retirement savings plan (a 401(k) plan) and the company’s Employee Stock Ownership Plan (ESOP), including vested company matching contributions, in accordance with the terms of those plans.

· Charitable gift program. Consistent with Fannie Mae’s charitable gift program available to all retirees, Mr. Hoyes will be eligible to have up to $10,000 in charitable contributions matched by the Fannie Mae Foundation per year, up to $500 of which may be matched at a rate of 2-for-1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The exhibit index filed herewith is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

February 4, 2005	By:	Ann M. Kappler

Name: Ann M. Kappler
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	January 31, 2005 News Release.